 SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): May 2, 2003(May 1, 2003) UCAP Incorporated Colorado 0-27480 84-1325695 (State or other jurisdiction of (Commission File ID No.) (IRS Employer No.) incorporation Suite 700, 14001 E. Iliff Avenue Denver, CO 80014 (Address of principal executive offices) (303) 696-1700 (Registrant's telephone number, including area code) (Former name or former address, if changed since last report) Item 3. Bankruptcy or Receivership On May 1, 2003, a Consent Order was issued in two separate, but related, actions filed in the Superior Court of Fulton County, State of Georgia (GCA Strategic Investment Fund, Ltd. v. Richard Smyth, et. al. v. Lahaina Acquisitions, Inc. n/k/a UCAP Inc. (the "Smyth Action") and Richard P. Smyth, RPS & Associates, LLC, and Mongoose Investments, LLC v. UCAP, Inc. f/k/a Lahaina Acquisitions, Inc., et. al. (the "Related Litigation")). The Consent Order stayed the March 10, 2003 receivership order and suspended the receivership in the Related Litigation, and further stayed any execution of the judgment in the Smyth Action pending a decision of the Georgia Court of Appeals, all upon the posting of a bond. The company posted a bond in the amount of $1.45 million on May 2, 2003, and the consent order became effective.

        On May 2, 2003, the Company issued a press release regarding the Consent Order. A copy of this release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7. Financial Statements and Exhibits. 99.1 Press Release on Consent Order SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

UCAP Incorporated (Registrant) Dated: May 2, 2003 By: / s / Dan Moudy -------------------------------------- Dan Moudy President 99.1 Press Release on Consent Order UCAP Announces Consent Order Staying Receiver Order in Smyth Action President Notes Company Continues to Generate Increases in Originations DENVER, May 2, 2003 - UCAP, Inc. (OTC BB: UCAP), a leading national mortgage lender committed to setting the next generation standard in mortgage banking, announced today the current status of the litigation pending in the Superior Court of Fulton County Georgia in the matter of Richard P. Smyth vs. UCAP Incorporated, et al. (the "Smyth Action").

On May 1, 2003, a Consent Order was issued in the Smyth Action and the litigation related to the Smyth Action in which a receiver was appointed for the company on March 10, 2003. The Consent Order stayed the March 10, 2003 receivership order, suspended the receivership, and further stayed any execution of the judgment in the Smyth Action upon the posting of a bond pending a decision of the Georgia Court of Appeals. The company posted a bond in the amount of $1.45 million on May 2, 2003, and the consent order became effective.

Litigation Background

The related litigation, which commenced January 24, 2003, arises from a collection action, the underlying liability of which the company disputes. The Smyth Action resulted in a judgment in the amount of $927,000 against the company from which the company has filed an appeal. UCAP held a reserve for the full judgment in the fiscal period ending September 30, 2002, the company’s fiscal year end. Additional information regarding the foregoing is included in the company’s 10-KSB filing for the year ended September 30, 2002, 10-QSB filing for the quarter ended December 31, 2002, and 8-K reports filed on February 14, 2003 and March 13, 2003. Management believes that in the event it is unsuccessful with the appeal, the Company may incur additional charges related to legal and interest expenses in excess of the reserve. The company, after consultation with legal counsel, believes it has a meritorious defense to plaintiff’s action and will continue to vigorously pursue all of its legal remedies.

Dan Moudy, President of UCAP, stated, “It should be noted that the underlying operations of the company remain strong and UCAP continues to generate significant increases in monthly originations. We look forward to a resolution of this legal action so the financial community can again focus on what is of greatest importance, specifically revenue and earnings growth.”

About UCAP

UCAP currently operates a multi-state banking operation through United Capital Mortgage Corporation, a wholly owned subsidiary, and has a national on-line mortgage presence at www.ucmc.net. The goal of the Company is to become a national leader in the mortgage banking industry by continuing to (i) expand its business internally by increasing same branch office originations and opening new offices; (ii) expand externally by acquiring existing mortgage operations and (iii) increase overall loan productivity by process standardization and employing new and conventional Internet-based technology. For additional information on UCAP, interested investors should contact A.J. Cervantes, President, Trilogy Capital Partners, Inc. at aj@trilogy-capital.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief as well as assumptions made by, and information currently available to, management pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. UCAP actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in UCAP Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and it’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contact A.J. Cervantes Trilogy Capital Partners, Inc. 800.330.1860 aj@trilogy-capital.com